Exhibit 99.1

NEWS RELEASE
For Immediate Distribution
Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430
(Investors)

Rockwood Announces Agreement to Sell

AlphaGary Plastic Compounding Business

Princeton, NJ, Dec. 17, 2010—Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has reached an agreement to sell its AlphaGary plastic compounding business to Mexichem S.A.B.de C.V. for $300 million in cash. AlphaGary is the largest division in Rockwood’s Specialty Compounds segment.

Commenting on the transaction, Rockwood Chairman and CEO Seifi Ghasemi said that the company expects to use the proceeds of the sale to reduce debt. He added, “The completion of the sale of this compounding business is another step in concentrating our portfolio on high-margin specialty chemicals and advanced materials businesses. This sale will further enhance our overall Adjusted EBITDA margins, improve our leverage ratio and help maximize shareholder value.”

AlphaGary manufactures specialty plastic compounds for the wire and cable business as well as medical applications and other uses. The transaction is subject to customary closing conditions, including regulatory approval, and Rockwood expects the transaction to close during the first quarter of 2011.

* * *

Rockwood Holdings, Inc., is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2009 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.